Exhibit 6.6


                          STOCK SUBSCRIPTION AGREEMENT


     The undersigned hereby subscribes for one hundred thousand (______) share of the common stock of KIDSTOYSPLUS.COM, INC., a Nevada corporation (the "corporation"), in consideration of cash or property for a total value of ________ ($_____) to be transferred to the corporation.

     The undersigned agrees that upon the issuance of the shares, he will execute an investment letter in the form attached hereto as Exhibit A to reflect his acquisition of such shares for investment purposes and not with a view toward their resale or distribution. Delivery of an executed counterpart of a signature page to this agreement via telephone facsimile transmission will be effective as delivery of a manually executed counterpart of this agreement.

     DATED:  March __, 1999.



                                    -------------------------------------------



                                   ACCEPTANCE

     The foregoing subscription agreement and the consideration reflected therein are hereby accepted.

     DATED:  March __, 1999.


                                    KIDSTOYSPLUS.COM, INC.



                                    -------------------------------------------

KIDSTOYSPLUS.COM INC.
Suit 1000, 355 Burrard Street
Vancouver, BC  V6C 2H5

Gentlemen:

     I acknowledge receipt of ( ) share(s) of common stock of KIDSTOYSPLUS.COM INC., a Nevada corporation (the "Company"), (the "Securities"). In connection with my acquisition of these Securities, I understand as follows:

     These Securities are not registered under the Securities Act of 1933 (the "Act") as the transaction in which they are being acquired is exempt under
Section 4(2) of the Act as not involving any public offering. Reliance of the Company and others upon this exemption is predicated in part upon my representation (which I hereby confirm) that I am acquiring these Securities for my own account with no present intention of selling or otherwise distributing the same to the public. I understand that in the view of the Securities and Exchange Commission (the "SEC") the statutory and administrative basis for exemption would not be present if, notwithstanding my representation, I have in mind merely acquiring these Securities for sale upon the occurrence or nonoccurrence of some predetermined event such as, for example, holding the Securities for a market rise, or for sale if the market does not rise, or for a fixed or determinable period in the future.

     These Securities must be held by me indefinitely unless they are subsequently registered under the Act or an exemption from registration is available. Any routine sales of these Securities made in reliance upon the exemption afforded by Rule 144 of the SEC can be made only in limited amounts in accordance with the terms and conditions of that rule, and, in the event this rule is for some reason inapplicable, compliance with Regulation A of the SEC or some other disclosure exemption will be required. The Company will supply to me such information in its possession as may be necessary to enable me to make routine sales of the Securities under Rule 144, if that Rule is available. However, the Company is under no obligation to make such information "publicly available," to otherwise comply with any such exemption, or to register the Securities.

     In accordance with the policies of the SEC, the Company is placing the following legend upon the certificates representing the Securities and is placing upon the Company's stock transfer records a stop-transfer order preventing transfer of the Securities pending compliance with the conditions set forth in the legend:

     These Securities are not registered under state or federal Securities laws and may not be offered, or sold, pledged (except a pledge pursuant to the terms of which any offer or sale upon foreclosure would be made in a manner that would not violate the registration provisions of federal or state Securities laws) or otherwise distributed for value, nor may these Securities be transferred on the books of the company, without opinion of counsel, concurred in by counsel for the company, that no violation of said registration provisions would result therefrom.

     This letter may be executed or acknowledged by counterpart of this signature page via telephone facsimile transmission and will be effective as delivery of a manually executed counterpart of this letter.


     I HAVE CAREFULLY READ THE FOREGOING AND UNDERSTAND THAT IT RELATES TO RESTRICTIONS UPON MY ABILITY TO SELL AND/OR TRANSFER MY SECURITIES.


     DATED: ----------------------------



                                        ---------------------------------------
                                        Brian C. Doutaz




I certify that a copy of the
above letter has been retained
by the above securityholder.

KIDSTOYSPLUS.COM INC.



-----------------------------------
Albert R. Timcke, President